EXHIBIT 99.1

FOR RELEASE August 7, 2014

SOURCE: Uni-Pixel, Inc.

UniPixel Reports Second Quarter 2014 Results

THE WOODLANDS, Texas — August 7, 2014 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, reported results for the second quarter ended June 30, 2014.

Q2 2014 Highlights

•	Achieved roll-to-roll pilot production of InTouch Sensors™.

•	Engaged an OEM customer and its integrators for development of an all-in-one PC InTouch sensor.

•	Coated PET film with Diamond Guard™ hard-coat resin at a pilot production coating facility using production-length film coating trial runs.

•
Jeff Hawthorne appointed president and chief executive officer, bringing to UniPixel more than 33 years of senior management and advanced technology product development experience, including leading the introduction of innovative, commercially successful products in the flat panel display, manufacturing equipment industry.

•	Promoted Robert A. Rusenko to chief operating officer to benefit from his more than 12 years of executive management experience in the performance material and chemical industries.

Roll-to-Roll Pilot Production
The second quarter of 2014 was a pivotal quarter for UniPixel, as it transitioned from lab-based single sensor batch plating process to roll-to-roll pilot production. As announced in June, the company achieved a fully-functional, roll-to-roll pilot production line comprised of a plating line at its Texas facility, with printing, final testing and packaging at its Kodak facility in New York. UniPixel and its manufacturing partner, Kodak, have been conducting roll-to-roll pilot manufacturing and yield studies on the overall process.

“We are working closely with Kodak to transfer the pilot plating technology from the Texas facility to our full production facility in New York,” noted Jeff Hawthorne, UniPixel’s president and CEO. “Our joint engineering and process development on the pilot production line continues to advance. The roll-to-roll pilot production line has begun to produce appreciable quantities of sensors on a weekly basis to support yield ramp activities and sampling for our development customers.

“Statistical analysis of these process runs have directed the focus of our teams on certain areas in order to improve overall process yield, and we are making measured progress. In addition to yield ramp development efforts, transfer of the modified plating process to the production plating assets at the Kodak facility are well underway, and we have begun process verification and validation.”

Tablet Touch Screen Products
To reduce development complexity and speed the time-to-market of UniPixel’s first ‘InTouch Sensors Powered by Kodak’ product, UniPixel and Kodak technical work streams have been focused on an initial development project for the tablet market, and have been working closely with a certain tablet manufacturer. This is a prime area of focus, since according to DisplaySearch, the tablet sensor segment is growing at 9% CAGR and is expected to reach 448 million units shipped annually by 2018.

In July, UniPixel achieved a development milestone by delivering a number of roll-to-roll, electronically tested sensor samples from the pilot production line to its tablet development customer for review. These samples have undergone integration and performance evaluation, which has resulted in valuable integration yield data and positive feedback on sensor performance. The company will continue to send sample sensors to its development customer on a regular basis and integrate their feedback into the overall yield ramp.

“Over the last several weeks, we have met with and shown samples from the roll-to-roll pilot production line to a number of OEM and touch module suppliers in Asia,” said Hawthorne. “They have expressed interest in engaging with the company and all have requested InTouch samples.”

All-in-One PC Products
UniPixel continues to make progress on its new product and technology development roadmap for InTouch which after tablets addresses the larger form factor for all-in-one PC market. The company has begun to run concurrent development projects to support release of an all-in-one touch sensor product and it has engaged an all-in-one PC OEM customer and their touch module integrators in the product development processes.

Diamond Guard
During the second quarter, UniPixel advanced the development and application of its Diamond Guard™ hard-coat resin technology. The company successfully coated PET film with Diamond Guard hard-coat resin at a pilot production coating facility using production-length film coating trial runs.

In July, UniPixel successfully coated PET film with Diamond Guard hard-coat resin at a second pilot production coating facility. The company is now moving to full scale production PET film coating trial runs over the next several months.

“In July, we also made advancements in the spray application of Diamond Guard,” said Hawthorne. “Process equipment and resin development programs have significantly improved our spray coated film uniformity and film property performance. We have recently completed a spray coating trial of mobile phone cases and computer peripheral component samples for two major OEMs. Initial results are positive regarding coating uniformity, visual quality, and hardness and abrasion resistance performance. The samples are now undergoing detailed evaluation with the OEMs.”

Q2 2014 Financial Summary
In the second quarter of 2014, the company did not generate revenues as it focused on manufacturing process development.

Selling, general and administrative (SG&A) expenses totaled $3.1 million in the second quarter of 2014, as compared to $2.2 million in the same year-ago quarter. The increase was primarily due to an increase in depreciation expense, as well as partially driven by an increase in the number of employees. The increase in SG&A was partially offset by decreases in legal expense, stock compensation expense and restricted stock expense attributable to SG&A.

Research and development (R&D) expenses totaled $3.0 million in the second quarter of 2014, as compared to $2.5 million in the second quarter of 2013. The increase was primarily due to increased lab expense related to prototype development of products based on the company’s performance engineered films, as well as partially driven by an increase in the number of employees attributable to research and development. The increase in research and development expense was partial offset by decreases in stock compensation expense and restricted stock expense related to R&D.

Net loss was $6.1 million or $(0.49) per basic and diluted share in the second quarter of 2014, as compared to net loss of $4.7 million or $(0.40) per diluted share in the same year-ago period.

Cash and cash equivalents totaled $30.4 million at June 30, 2014, as compared to $39.4 million at December 31, 2013.

Conference Call
UniPixel management will host a conference call later today to discuss the second quarter of 2014, followed by a question and answer period.

The call will be webcast live here, as well as via a link in the Investors section of the company's website at www.unipixel.com/investors. Webcast participants will be able to submit a question to management via the webcast player.

Date: Thursday, August 7, 2014
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Webcast: http://public.viavid.com/index.php?id=110260

To participate in the conference call via telephone, dial 1-913-981-5588 and provide the conference name or conference ID 1760033. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 7, 2014, via the same link above, or by dialing 1-858-384-5517 and entering replay ID 1760033.

About UniPixel

Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2013. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$30,360,187	$39,369,574
Account receivable, net	—	11,409
Prepaid expenses	142,500	—

Total current assets	30,502,687	39,380,983

Property and equipment, net of accumulated depreciation of $7,755,099 and $4,769,453, at June 30, 2014 and December 31, 2013, respectively	13,886,691	15,893,435
Restricted cash	17,439	17,439

Total assets	$44,406,817	$55,291,857

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$606,246	$1,053,748
Deferred revenue	5,000,000	5,000,000

Total current liabilities	5,606,246	6,053,748

Total liabilities	5,606,246	6,053,748

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 12,349,047 shares issued and outstanding at June 30, 2014 and 12,244,714 shares issued and outstanding at December 31, 2013	12,349	12,245
Additional paid-in capital	137,536,965	135,720,308
Accumulated deficit	(98,748,743)	(86,494,444)

Total shareholders’ equity	38,800,571	49,238,109

Total liabilities and shareholders’ equity	$44,406,817	$55,291,857

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$—	$749	$—	$5,070,165

Cost of revenues	—	385	—	3,421

Gross margin	—	364	—	5,066,744

Selling, general and administrative expenses	3,079,547	2,172,777	5,947,951	4,352,844
Research and development	2,990,870	2,528,303	6,315,216	4,468,191

Operating loss	(6,070,417)	(4,700,716)	(12,263,167)	(3,754,291)

Other income (expense)
Interest income (expense), net	4,068	5,481	8,868	6,471

Net loss	$(6,066,349)	$(4,695,235)	$(12,254,299)	$(3,747,820)

Per share information
Net loss - basic	$(0.49)	$(0.40)	$(1.00)	$(0.35)
Net loss - diluted	(0.49)	(0.40)	(1.00)	(0.35)

Weighted average number of basic common shares outstanding	12,349,047	11,632,702	12,311,617	10,854,719
Weighted average number of diluted common shares outstanding	12,349,047	11,632,702	12,311,617	10,854,719